Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for the

Quarter Ended September 30, 2011

•	Net Investment Income for the three and six months ended September 30, 2011, was $3.3 million and $6.8 million, or $0.15 and $0.31 per share, respectively.

•	Net Increase in Net Assets Resulting From Operations for the three and six months ended September 30, 2011, was $12.7 million and $16.9 million, or $0.57 and $0.76 per share, respectively.

McLean, VA, November 2, 2011: Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for the second quarter ended September 30, 2011. All per share references are per basic and diluted weighted average common share outstanding, unless noted otherwise.

Net Investment Income for Three Months: Net Investment Income for the quarters ended September 30, 2011 and 2010 was $3.3 million, or $0.15 per share, and $2.4 million, or $0.11 per share, respectively, an increase in Net Investment Income of 35.6%. The increase in Net Investment Income was primarily due to a larger and higher-yielding interest-bearing portfolio, as well as a decrease in the net base management fee when compared to the prior year period, due to increased credits resulting from closing fees generated from new portfolio company investments during the quarter ended September 30, 2011.

Net Investment Income for Six Months: Net Investment Income for the six months ended September 30, 2011 and 2010 was $6.8 million, or $0.31 per share, and $6.6 million, or $0.30 per share, respectively, an increase in Net Investment Income of 2.5%. The increase in Net Investment Income was primarily due to an increase in interest income from holding higher-yielding debt investments in the Company’s portfolio during the six months ended September 30, 2011, as well as a decrease in incentive fee paid to the Adviser when compared to the prior year period. The increase was largely offset by a significant amount of other income recorded in the prior year period as part of the exit of A. Stucki Corp. (“A. Stucki”) in June 2010.

Net Increase (Decrease) in Net Assets Resulting from Operations for Three Months: Net Increase (Decrease) in Net Assets Resulting from Operations for the quarters ended September 30, 2011 and 2010 was $12.7 million, or $0.57 per share, and ($6.9 million), or ($0.31) per share, respectively. A net gain on investments and other of $9.4 million was recorded for the quarter ended September 30, 2011, primarily due to appreciation experienced on certain control and affiliate investments, as opposed to a net loss on investments and other of $9.3 million for the prior year quarter, primarily due to the restructuring of the Company’s investment in Galaxy Tool Holding Corp. (“Galaxy”).

Net Increase (Decrease) in Net Assets Resulting from Operations for Six Months: Net Increase (Decrease) in Net Assets Resulting from Operations for the six months ended September 30, 2011 and 2010 was $16.9 million, or $0.76 per share, and ($1.5 million), or ($0.07) per share, respectively. A net gain on investments and other of $10.1 million was recorded for the six months ended September 30, 2011, primarily due to the gain realized on the restructuring of the Company’s investment in Cavert II Holding Corp., as well as appreciation experienced on certain control and affiliate investments. For the six months ended September 30, 2010, a net loss on investments and other of $8.1 million was recorded, primarily due to the Galaxy restructuring and the reversal of previously-recorded unrealized appreciation on the A. Stucki sale, partially offset by the gain realized on this sale.

Investment Portfolio Fair Value: The aggregate investment portfolio appreciated during the quarter ended September 30, 2011, primarily due to the addition of two new proprietary investments during the quarter, which were valued at cost as of September 30, 2011, as well as the appreciation experienced in certain control and affiliate investments. As of September 30, 2011, the entire portfolio was fair valued at 85.0% of cost, as compared to 77.7% as of March 31, 2011. The increase was primarily due to appreciation experienced on certain control and affiliate investments.

Net Asset Value: Net asset value was $9.48 per share outstanding at September 30, 2011, as compared to $9.00 per share outstanding at March 31, 2011.

Asset Characteristics: Total assets were $295.4 million at September 30, 2011, as compared to $241.1 million at March 31, 2011. At September 30, 2011, the Company had investments in 18 portfolio companies with an aggregate cost basis of $256.7 million and an aggregate fair value of $218.1 million. As of September 30, 2011, the Company’s investment portfolio at fair value was comprised of 75.7% in debt securities and 24.3% in equity securities. Additionally, the Company held $72.7 million in cash and cash equivalents at September 30, 2011, including $62.5 million from a short-term loan that was repaid subsequent to quarter end.

Investment Yield: The weighted average yield on the Company’s interest-bearing portfolio, excluding cash and cash equivalents, was 12.4% for the quarter ended September 30, 2011, as compared to 10.6% for the prior year quarter. The increase in the weighted average yield for the quarter ended September 30, 2011, resulted primarily from the exits of lower interest-bearing debt investments and the addition of higher-yielding debt investments.

Highlights for the Quarter: During the quarter ended September 30, 2011, the following significant events occurred:

•

Investment Payoff: In July 2011, the Company received repayment, at par, of its senior syndicated loan to Survey Sampling, LLC, resulting in gross proceeds of $2.3 million. At March 31, 2011, this loan was valued at 64.9% of cost.

•

New Investment: In August 2011, the Company invested $28.1 million in a new control investment, SOG Specialty Knives and Tools, LLC (“SOG”), consisting of senior debt and preferred equity. SOG, headquartered in Lynnwood, WA, designs and produces specialty knives and tools for the hunting/outdoors, military/law enforcement and industrial markets.

•

New Investment: In September 2011, the Company invested $13.8 million in a new control investment, SBS Industries, Inc. (“SBS”), consisting of senior debt and preferred and common equity. SBS, headquartered in Tulsa, OK, is a manufacturer and value-added distributor of special fasteners and threaded screw products.

•	Distributions: The Company paid monthly cash distributions to stockholders of $0.05 per common share for each of July, August and September 2011, an increase of 11.1% over April, May and June 2011.

Comments from the Company’s President, Dave Dullum: “By increasing our line of credit to $60.0 million in October and extending its term by three years and by the successful realized gains we achieved over the past year from exits of certain of our equity investments, we are pleased with our overall liquidity. Our investment activity is robust, and we are excited about the two new investments this past quarter in SOG and SBS. Through this activity and effort, we have been able to increase the monthly dividend by 25% over the past two quarters. We look to continue healthy investment activity and to carry this momentum throughout the fiscal year.”

Subsequent Events: After September 30, 2011, the following occurred:

•	Line of Credit Increase and Extension: In October 2011, the Company entered into an agreement to increase its line of credit (the “Facility”) from $50.0 million to $60.0 million.

The Facility was arranged by Branch Banking and Trust Company as administrative agent and Key Equipment Finance, Inc. and may be expanded up to $175.0 million through the addition of other lenders. The Facility matures on October 25, 2014, and, if not renewed or extended by that date, all principal and interest will be due and payable on or before October 25, 2015. Advances under the Facility will generally bear interest at 30-day LIBOR plus 3.75% per annum.

•

Investment Payoff: In October 2011, the Company received full repayment of its senior subordinated loan to Quench Holdings Corp., resulting in gross proceeds of $8.0 million. At June 30, 2011, this loan was valued at 74.0% of cost.

•	Distributions Declared: The Company’s board of directors declared the following monthly, per-share distributions to stockholders:

Declaration Date	Record Date	Payment Date	Cash Distribution
October 11, 2011	October 21, 2011	October 31, 2011	$0.05
October 11, 2011	November 17, 2011	November 30, 2011	0.05
October 11, 2011	December 21, 2011	December 30, 2011	0.05

		Total for the Quarter:	$0.15

Summary Information: The following chart is a summary of some of the information reported above (dollars in thousands, except per share data) (unaudited):

	September 30, 2011	September 30, 2010
For the Three Months Ended:
Net investment income	$3,309	$2,441
Net increase (decrease) in net assets resulting from operations	12,695	(6,859)
Average yield on interest-bearing investments	12.2%	11.3%
Total dollars invested	$44,918	$3,640
Total dollars repaid	2,493	1,062

For the Six Months Ended:
Net investment income	6,810	6,647
Net increase (decrease) in net assets resulting from operations	16,883	(1,492)
Average yield on interest-bearing investments	12.1%	11.1%
Total dollars invested	$67,378	$4,994
Total dollars repaid	13,403	62,120

	September 30, 2011	March 31, 2011
As of:
Fair value as a percent of cost	85.0%	77.7%
Net asset value per share	$9.48	$9.00
Number of portfolio companies	18	17
Total assets at fair value	$295,361	$241,109

Conference Call for Stockholders: The Company will hold a conference call Thursday, November 3, 2011, at 8:30 a.m. EDT. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for the questions. A replay of the conference call will be available through December 3, 2011. To hear the replay, please dial (877) 344-7529 and use conference number 10003641. The replay will be available beginning approximately one hour after the call concludes.

The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneInvestment.com. The event will be archived and available for replay on the Company’s website through January 3, 2012.

Warning: The financial statements below are without footnotes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended September 30, 2011, including the footnotes to the financial statements contained therein. The Company has filed the Form 10-Q today with the Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.GladstoneInvestment.com. To obtain a paper copy from us, please contact us at 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

About us: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Including payments expected to be made through December 2011, the Company will have paid 78 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

SOURCE: Gladstone Investment Corporation, +1-703-287-5893

The statements in this press release regarding the Company’s ability to make additional investments, the Company’s other projected investment activities, the Company’s ability to make future dividend payments and other such statements are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results to differ from these forward-looking statements include, among others, the duration and effects of current economic instability, the Company’s ability to access debt and equity capital and those factors listed under the caption "Risk Factors" of post-effective amendment no. 4 to the registration statement on Form N-2(file No. 333-160720), filed with the SEC on August 17, 2011 (the “Form N-2”), and the Company’s Quarterly Report on Form10-Q for the quarter ended September 30, 2011, filed with the SEC on November 3, 2011 (the “Form 10-Q”). The risk factors set forth in the Form N-2 and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLADSTONE INVESTMENT CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	September 30, 2011	March 31, 2011

ASSETS
Investments at fair value
Control investments (Cost of $184,831 and $136,306, respectively)	$153,521	$104,062
Affiliate investments (Cost of $59,013 and $45,145, respectively)	52,165	34,556
Non-Control/Non-Affiliate investments (Cost of $12,834 and $15,741, respectively)	12,370	14,667

Total investments (Cost of $256,678 and $197,192, respectively)	218,056	153,285
Cash and cash equivalents	72,704	80,580
Restricted cash	1,386	4,499
Interest receivable	1,365	737
Due from custodian	725	859
Deferred financing fees	265	373
Prepaid assets	436	224
Other assets	424	552

TOTAL ASSETS	$295,361	$241,109

LIABILITIES
Borrowings at fair value
Short-term loan (Cost of $62,501 and $40,000, respectively)	$62,501	$40,000
Credit Facility (Cost of $21,000 and $0, respectively)	21,405	—

Total borrowings (Cost of $83,501 and $40,000, respectively)	83,906	40,000
Accounts payable and accrued expenses	876	201
Fees due to Adviser	41	499
Fee due to Administrator	135	171
Other liabilities	984	1,409

TOTAL LIABILITIES	85,942	42,280

NET ASSETS	$209,419	$198,829

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 22,080,133 shares issued and outstanding at September 30, 2011 and March 31, 2011	$22	$22
Capital in excess of par value	257,190	257,192
Net unrealized depreciation of investment portfolio	(38,622)	(43,907)
Net unrealized depreciation of other	(444)	(76)
Undistributed net investment income	682	165
Accumulated net realized losses	(9,409)	(14,567)

TOTAL NET ASSETS	$209,419	$198,829

NET ASSETS PER SHARE	$9.48	$9.00

GLADSTONE INVESTMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
INVESTMENT INCOME
Interest income
Control investments	$2,926	$2,124	$5,560	$5,144
Affiliate investments	1,363	978	2,732	2,061
Non-Control/Non-Affiliate investments	401	380	806	784
Cash and cash equivalents	2	14	6	15

Total interest income	4,692	3,496	9,104	8,004
Other income
Control investments	341	805	1,176	3,546
Non-Control/Non-Affiliate investments	1	—	17	—

Total other income	342	805	1,193	3,546

Total investment income	5,034	4,301	10,297	11,550

EXPENSES
Loan servicing fee	715	666	1,392	1,490
Base management fee	348	303	679	503
Incentive fee	—	—	19	1,052
Administration fee	135	261	286	439
Interest expense	233	149	365	423
Amortization of deferred financing fees	108	103	215	267
Professional fees	105	98	315	222
Stockholder related costs	246	115	372	220
Other expenses	346	226	570	467

Expenses before credits from Adviser	2,236	1,921	4,213	5,083
Credits to fees from Adviser	(511)	(61)	(726)	(180)

Total expenses net of credits to fees	1,725	1,860	3,487	4,903

NET INVESTMENT INCOME	3,309	2,441	6,810	6,647

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized (loss) gain on sale of investments	(544)	—	5,196	16,976
Net realized loss on other	—	—	(39)	—
Net unrealized appreciation (depreciation) of investment portfolio	10,337	(9,291)	5,284	(25,089)
Net unrealized depreciation of other	(407)	(9)	(368)	(26)

Net gain (loss) on investments and other	9,386	(9,300)	10,073	(8,139)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$12,695	$(6,859)	$16,883	$(1,492)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER COMMON SHARE
Basic and diluted	$0.57	$(0.31)	$0.76	$(0.07)

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING
Basic and diluted	22,080,133	22,080,133	22,080,133	22,080,133

GLADSTONE INVESTMENT CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three months ended September 30,			Six months ended September 30,
	2011		2010	2011		2010
Per Share Data(A)
Net asset value at beginning of period	$9.06		$8.86	$9.00		$8.74

Income from investment operations:
Net investment income(B)	0.15		0.11	0.31		0.30
Realized (loss) gain on sale of investments and other(B)	(0.03)		—	0.23		0.77
Net unrealized appreciation (depreciation) of investments and other(B)	0.45		(0.42)	0.22		(1.14)

Total from investment operations	0.57		(0.31)	0.76		(0.07)

Distributions from:
Net investment income	(0.15)		(0.12)	(0.28)		(0.24)

Total distributions(C)	(0.15)		(0.12)	(0.28)		(0.24)

Net asset value at end of period	$9.48		$8.43	$9.48		$8.43

Per share market value at beginning of period	$7.18		$5.62	$7.79		$6.01
Per share market value at end of period	6.80		6.70	6.80		6.70
Total return(D)	(3.21	) %	21.47%	(9.16	) %	15.93%
Shares outstanding at end of period	22,080,133		22,080,133	22,080,133		22,080,133

Statement of Assets and Liabilities Data:
Net assets at end of period	$209,419		$186,197	$209,419		$186,197
Average net assets(E)	202,101		191,384	200,213		192,239

Senior Securities Data:
Total borrowings	$83,906		$25,000	$83,906		$25,000
Asset coverage ratio(F)	333%		715%	333%		715%
Average coverage per unit(G)	$3,325		$7,153	$3,325		$7,153

Ratios/Supplemental Data:
Ratio of expenses to average net assets(H)(I)	4.43%		4.01%	4.21%		5.29%
Ratio of net expenses to average net assets(H)(J)	3.41		3.89	3.48		5.10
Ratio of net investment income to average net assets(H)	6.55		5.10	6.80		6.92

(A)	Based on actual shares outstanding at the end of the corresponding period.
(B)	Based on weighted average basic per share data.
(C)	Distributions are determined based on taxable income calculated in accordance with income tax regulations, which may differ from amounts determined under GAAP.
(D)

Total return equals the change in the market value of the Company’s common stock from the beginning of the period, taking into account dividends reinvested in accordance with the terms of the Company’s dividend reinvestment plan.

(E)	Calculated using the average of the balance of net assets at the end of each month of the reporting period.
(F)

As a BDC, the Company is generally required to maintain an asset coverage ratio of at least 200% of total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to total borrowings and guaranty commitments. Asset coverage ratio is the ratio of the carrying value of the Company’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness.

(G)	Asset coverage per unit is the asset coverage ratio expressed in terms of dollar amounts per one thousand dollars of indebtedness.
(H)	Amounts are annualized.
(I)	Ratio of expenses to average net assets is computed using expenses before credits from the Adviser.
(J)	Ratio of net expenses to average net assets is computed using total expenses net of credits to the management fee.